EXHIBIT 5

LEGAL OPINION OF HUSCH BLACKWELL LLP

June 21, 2013

Commerce Bancshares, Inc. 1000 Walnut Kansas City, MO 64106
Re:	Commerce Bancshares, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for Commerce Bancshares, Inc., a Missouri corporation (the “Company”), in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of May 15, 2013, by and between CBI-Kansas, Inc., a Kansas corporation and a wholly-owned subsidiary of the Company, the Company and Summit Bancshares Inc., an Oklahoma corporation (the “Merger”).  The Agreement and Plan of Merger as more particularly described in the immediately preceding sentence is referred to hereinafter as the “Merger Agreement.”  This opinion is furnished in connection with the Registration Statement on Form S-4 (the “Registration Statement”) being filed by the Company concurrently herewith with the Securities and Exchange Commission.  The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), of shares of the Company’s common stock, par value $5.00 per share (the “Shares”), which may be issued in connection with the Merger.

As counsel, we have reviewed the Good Standing Certificate with respect to the Company issued by the Secretary of State of Missouri dated June 19, 2013.  We have also reviewed the organizational documents of the Company, including the Articles of Incorporation, as amended, the Bylaws as currently in effect, and resolutions adopted by the board of directors of the Company as of April 17, 2013.  We have relied, as to these and other factual matters which affect our opinion, on the Certificate of the Secretary of the Company dated as of June 21, 2013.  We have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with the originals of all items submitted to us as copies.

Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares are duly and validly authorized and, when issued pursuant to the terms of and for the consideration set forth in the Merger Agreement, will be legally and validly issued, fully paid and non-assessable shares of capital stock of the Company.

This opinion is limited to matters governed by the General and Business Corporation Law of Missouri.  We express no opinion as to either the applicability or effect of the laws of any other jurisdiction.  This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

Very truly yours,

/s/ Husch Blackwell LLP